Exhibit 99.1

NDC Plaza

Atlanta, GA 30329-2010

404-728-2000

Court Grants Motion to Dismiss Class-Action Complaint against NDCHealth

ATLANTA, July 28, 2005 – NDCHealth Corporation (NYSE: NDC), a leading provider of healthcare technology and information solutions, today announced that the United States District Court for the Northern District of Georgia granted the company’s Motion to Dismiss the securities class-action complaint naming NDCHealth Corporation and certain of its officers and advisors as defendants.

The complaint was originally filed on April 7, 2004. NDCHealth’s motion to dismiss the second amended complaint was filed on October 13, 2004, and that motion was granted yesterday by order of the Honorable William S. Duffey Jr., United States District Court Judge for the Northern District of Georgia.

The plaintiffs have 30 days from the entry of the order within which they may file a third amended complaint.

About NDCHealth

NDCHealth is a leading information solutions company serving all sectors of healthcare. Its network solutions have long been among the nation’s leading, automating the exchange of information among pharmacies, payers, hospitals and physicians. Its systems and information management solutions help improve operational efficiencies and business decision making for providers, retail pharmacy and pharmaceutical manufacturers.

Headquartered at Atlanta, Ga., NDCHealth provides information vital to the delivery of healthcare every day. For more information, visit www.ndchealth.com.

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Contact:

Robert Borchert

VP, Investor Relations

404-728-2906

robert.borchert@ndchealth.com